ITEM 77C

BGX Meeting of Shareholders - Voting Results

On April 25, 2012, BGX held its Annual Meeting of Shareholders to consider the proposal set forth below. The following votes were recorded:

Proposal 1: The election of four (4) Trustees of BGX, each to hold office for the term indicated and until his successor shall have been elected and qualified.

Election of Edward H. D’Alelio as Class II Trustee of BGX, term to expire at 2014 Annual Meeting

	Number of Shares	% of Shares Voted
Affirmative	10,111,244.187	99.056%
Withheld	96,442.450	0.944%
TOTAL	10,207,686.637	100.00%

Election of Michael F. Holland as Class I Trustee of BGX, term to expire at 2013 Annual Meeting

	Number of Shares	% of Shares Voted
Affirmative	10,024,374.523	98.205%
Withheld	183,312.114	1.795%
TOTAL	10,207,686.637	100.00%

Election of Thomas W. Jasper as Class III Trustee of BGX, term to expire at 2015 Annual Meeting

	Number of Shares	% of Shares Voted
Affirmative	9,997,818.900	97.945%
Withheld	209,967.737	2.055%
TOTAL	10,207,686.637	100.00%

Election of Daniel H. Smith, Jr. as Class I Trustee of BGX, term to expire at 2013 Annual Meeting

	Number of Shares	% of Shares Voted
Affirmative	10,024,374.523	98.205%
Withheld	183,312.114	1.795%
TOTAL	10,207,686.637	100.00%

Other Trustees of BGX as of June 30, 2012, aside from those shown above, include Gary S. Schpero, who is considered an independent Trustee (as such term is defined by the NYSE Mkt Equities listing standards).